Exhibit 10.14

August 3, 2006

Veronica Tarrant
1933 Winterset Place
Simi Valley, CA  93065

Re:  Termination of Employment—Agreement and Settlement of Claims

Dear Veronica,

This letter agreement supersedes and replaces the letter agreement dated July 31, 2006 previously provided to you for your consideration. Following further discussions between You and Power-One, this letter agreement now presents the terms, conditions, understandings, and agreements reached between You and Power-One regarding resolution, settlement and release of any respective disputes and claims of each party arising from the termination of Your employment by Power-One.

You acknowledge that You have the opportunity, and Power One has advised you, to consult with an attorney of Your choice should You desire prior to executing this Agreement. You also acknowledge and agree that You are knowingly and voluntarily waiving and releasing claims in this Agreement in exchange for valuable consideration to which You otherwise would not be entitled. You have twenty-one (21) days from the date of this letter within which to consider this Agreement.

You also acknowledge that if You execute this agreement, You may revoke this agreement within seven (7) days following its execution by You, and that, unless You revoke this agreement, it will become binding and irrevocable on and after the date at which Your seven (7) day revocation period expires. Notice of Your desire to revoke this agreement should be made via telephone to the undersigned, and confirmed by written notice addressed to the undersigned and either hand delivered or sent via certified mail to Power-One at the address noted above.

In consideration of the respective promises, releases, and commitments stated in this  agreement, You and Power-One (collectively referred to as “the Parties” and individually referred to in this agreement as “You” or “Power-One”) agree as follows:

1.     Compliance with and Breach of This Agreement.   You acknowledge and agree that Your compliance with all terms and conditions of this Agreement applicable to You is an ongoing responsibility. Any violation, breach, or non-compliance with the terms and conditions of this Agreement will represent grounds for termination of this Agreement by Power-One, the cessation of all payments to You being made hereunder by Power-One, and the termination of all rights, benefits and privileges of any nature or sort which arise from or are related to this Agreement or your past active service with Power-One, to include but not be limited to rights under the stock option grants noted below in Paragraph 5.

2.     Release from Responsibilities/Termination.   You have been relieved of Your responsibilities to and with Power-One as Acting Chief Accounting Officer effective July 31, 2006 (Your “Change of Status” date). Under this Agreement, you will remain “on the payroll” until February 14, 2007 at which time Your employment with Power-One will terminate.

3.     Section 16 Officer Status/SEC Reporting Requirements.   Power-One and You acknowledge and agree that as of Your Change of Status date, You cease to be considered an officer of Power-One who is subject to Section 16 of the Securities Exchange Act of 1934. Power-One will arrange for necessary public filings and reports, as applicable, which confirm and memorialize this Section 16 status change, and such other reports (e.g. 8-K, 10-Q) as are required.  You may be subject to certain additional filings and Section 16 considerations for a period of up to six (6) months following your Change of Status, in the event you engage in any transaction in Power-One common stock. You are encouraged to coordinate with Randy Holliday, Power-One General Counsel, and/or Your own personal legal advisor, as may be relevant for any post “Change of Status” transaction in Power-One stock within a period of up to six (6) months following your Change of Status. Any contact with Randy Holliday, however, must be coordinated and conducted with and through Tisha Shokat pursuant to paragraph 14.(a) below.

4.     Compensation Considerations.

(a.)  Salary and Benefits Continuation.   For the period from August 1, 2006 to August 14, 2006, you will be paid in the same manner and amounts, and be entitled to the same benefits and other entitlements, as had been in effect up to your Change of Status date. Commencing August 15, 2006 Power-One agrees to pay You at the rate of $3,828.85 per week, less applicable withholding, for the time period from August 15, 2006 through February 14, 2007 (the “Payment Period”) per Power-One’s payroll practices. During this Payment Period, Power-One will also continue Your coverage, under the same terms, conditions, and amounts of Your contributions/payments (if any as applicable) as in effect as of Your last day of employment with Power-One, for medical, dental, life insurance, 401(k) plan participation and company matching, and other standard benefits.

(b)   Other Entitlements.   During and after conclusion of the Payment Period, You will not be entitled to accrual or payment of any other compensation benefits, including, but not limited to, allowances, incentive payments or bonuses.  The preceding sentence specifically extends to and includes any claims under or entitlements under any Section 16 or other officer bonus plan or program put in place or made applicable for FY2006, notwithstanding any term, condition, or provision of any such plan to the contrary. PTO accrual will cease as of August 14, 2006 (2 weeks from change of status date). You will not be entitled to accrue PTO after August 14, 2006.

(c)   Employee Stock Purchase Plan.   If You are currently enrolled in the current Offering Period for the Power-One, Inc. Employee Stock Purchase Plan, you will be eligible to continue making contributions through the end of the current Offering Period and purchase stock for that Offering Period. You will not be eligible to participate in the Offering Period that commences on January 1, 2007.

(d)   Cell phone.   You will be allowed to retain the cell phone handset you previously used as your personal property, and the phone number assigned to that phone as your personal phone number for your personal use. You will be responsible for making personal arrangements for any service contracts at your own expense. Power-One will terminate the existing Company service arrangements at the end of the current billing period.

5.     Stock Options/RSU’s.

You and Power-One acknowledge that You have certain stock option and equity grant rights under the Power-One grants noted in the following table:

GRANT NO.	DATE OF GRANT	SHARES/UNITS GRANTED	SHARES EXERCISABLE OR SELLABLE as of February 14, 2007 (i.e. the end of the Payment Period)
00000966	6/29/2000	30,000	30,000
00001464	*10/1/2001	15,000	15,000
00001528	10/1/2001	11,000	11,000
00002408	1/8/2003	11,000	11,000
00002456	1/17/2003	4,000	4,000
00002661	7/21/2004	30,000	30,000
00002977	5/17/2005	40,000 stock units	0

                 * “collared” option, subject to special conditions on timing of exercise

ALL RIGHTS OF VESTING IN AND TO STOCK OPTIONS OR EQUITY GRANTS WILL CEASE AS OF FEBRUARY 14, 2007, I.E. THE END OF THE PAYMENT PERIOD NOTED IN PARAGRAPH 2 ABOVE.  PURSUANT TO APPLICABLE TERMS OF YOUR STOCK OPTION GRANT, YOU WILL

HAVE UNTIL MAY 15, 2007 (I.E. YOUR “LAST EXERCISE DATE”, WHICH IS 90 DAYS AFTER THE END OF THE PAYMENT PERIOD) TO EXERCISE ANY VESTED OPTIONS, AFTER WHICH DATE ALL RIGHTS TO EXERCISE VESTED OPTIONS WILL EXPIRE. YOU ARE NOT ENTITLED TO AND WILL NOT VEST IN ANY RIGHTS OR RECEIVE ANY SHARES UNDER STOCK UNIT GRANT NO. 2977 UNDER OR AS A RESULT OF YOUR CHANGE IN STATUS, THE TERMINATION OF YOUR EMPLOYMENT WITH POWER-ONE, OR OTHERWISE UNDER THIS AGREEMENT.

THE SPECIAL CONDITIONS APPLICABLE TO THE DEADLINE FOR EXERCISE OF VESTED OPTIONS UNDER GRANT NO. 00001464 WILL REMAIN IN EFFECT DURING YOUR PAYMENT PERIOD. IN THE EVENT THE APPLICABLE TRIGGER DATE NOTED IN GRANT NO. 00001464 IS ACHIEVED DURING YOUR PAYMENT PERIOD, THE DEADLINE FOR YOUR EXERCISE OF OPTIONS VESTED UNDER GRANT NO. 00001464 WILL BE CONTROLLED BY THE TERMS AND CONDITIONS OF GRANT NO. 00001464, AND MAY EXPIRE PRIOR TO THE END OF THE PAYMENT PERIOD OR PRIOR TO YOUR LAST EXERCISE DATE AS MAY BE APPLICABLE. YOU ARE RESPONSIBLE FOR MONITORING OUR STOCK PRICE TO DETERMINE THE APPLICABLE END DATE FOR RIGHTS TO EXERCISE UNDER GRANT NO. 00001464 IN THE EVENT THAT THE TRIGGER DATE OCCURS DURING YOUR PAYMENT PERIOD.  HOWEVER, YOU ACKNOWLEDGE AND AGREE THAT IF YOUR TRIGGER DATE OCCURS SUCH THAT THE OPTION EXPIRATION DATE CALCULATED FROM YOUR TRIGGER DATE IS BEYOND YOUR LAST EXERCISE DATE, THAT YOUR LAST EXERCISE DATE WILL BE THE LAST DATE UPON WHICH YOU MAY EXERCISE OPTIONS UNDER GRANT NO. 00001464 NOTWITHSTANDING ANY OTHER DATE CALCULATED AS THE OPTION EXPIRATION DATE UNDER GRANT NO. 00001464.

Nothing in this agreement in any way supersedes, modifies, or amends any provision of the Power-One, Inc. Stock Option Plan. Your election to exercise options, and all aspects and procedures governing administration of options, will be subject to and governed by the Plan. In the event of any inconsistency between this agreement and the terms and conditions of the Plan, the Plan shall prevail.

6.     Confidential Information.   You agree to continue to comply with the terms and conditions of any employee confidentiality agreement previously entered into between You and Power-One.

7.     Access to Information.   You agree to provide Power-One, or assist Power-One in retrieving, all information, records, or other materials belonging or relating to Power-One or Your services with Power-One, in whatever recorded or retrievable form and wherever located (e.g. home computer), which are or have been in Your possession or control in connection with Your employment by Power-One. Your agreement specifically includes transfer and return of all keys to Power-One files, desks, etc., in Your possession, and disclosure to Power-One of all computer or other electronic storage system passwords, access codes, or other electronic “keys.”  You agree that You will not remove from Power-One nor retain in any location any document, file, electronic record, or other item containing, in whole or in part, any confidential or proprietary information of Power-One of which You gained knowledge or to which You gained access during Your employment. You further agree that You will not reveal or disclose to any party or person any such confidential or proprietary information. You agree to continue to comply with all third party nondisclosure agreements and obligations which relate to or arise from any work or services performed by You while employed by Power-One, which agreements relate to proprietary or confidential information of others to which You had access or of which You became knowledgeable during Your employment with Power-One.

Additionally, You agree that You will not remove from Power-One nor retain under Your control, directly or indirectly, in whole or in part, any software program, development tool, design aid, or comparable item, asset, or property owned, licensed, or utilized by Power-One. You acknowledge that You may be personally liable to the applicable owner for any misuse or misappropriation by You of any such program, tool, aid, or item, to the extent the owner claims for itself intellectual property rights in the item. You acknowledge that You have returned to Power-One any and all such items which may have been previously used by You in any off site or remote office or work location. The first sentence of this paragraph in no way prohibits You from securing, in Your own name and for Your own account, any such commercially available program, tool, aid, or item directly from the owner for Your own use.

8.     Payment of Salary.   You agree that Power-One has paid all salary, wages, compensation, accrued vacation, commissions and any and all other benefits due to You for your prior service to Power-One other than those items specifically noted in this agreement.

9.     Release of Claims/Exclusion From Release.

(a) You agree that the terms and agreements of this letter agreement represent settlement in full of all outstanding obligations which may be claimed to be owed to You by Power-One. In consideration of Power-One’s payments and extension of other benefits as outlined above, and of Your compliance with Your obligations under this agreement, the Parties, on behalf of themselves, and their respective heirs, executors, officers, directors, employees, investors, shareholders, administrators, predecessor and successor corporations, and assigns, release each other and their respective heirs, executors, officers, directors, employees, investors, shareholders, administrators, predecessor and successor corporations, and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this agreement including, without limitation and by way of example:

(i)    any and all claims relating to or arising from Your employment relationship with Power-One and the termination of that relationship;

(ii)   any and all claims relating to payment of wages, eligibility for and payment of any overtime compensation, and any other related claims associated with your compensation;

(iii)  any and all claims relating to, or arising from, Your right to purchase, or actual purchase of shares of stock of Power-One;

(iv)  any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

(iv)  any and all claims for violation of  any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of  1964, the Civil Rights Act of 1991, the Age Discrimination of Employment Act of 1967, the Americans with Disabilities Act of 1990, and any comparable state statute or regulation;

(v)    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(vi)  any and all claims for attorneys’ fees and costs.

Power-One and You agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.

(b)   This release does not extend to any obligations incurred by either party under this agreement, to specifically include, but not be limited to, all Your obligations under paragraphs 14 and 15. below.

10.   Acknowledgment of Waiver of Claims under ADEA.   You specifically acknowledge that You are waiving and releasing any rights You may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended from time to time, and  that this waiver and release is knowing and voluntary. You acknowledge that Your waiver and release of rights under this paragraph extends to Power-One and all respective parties as outlined in Paragraph 7, and includes Your specific agreement not to sue for claims under the ADEA. You and Power-One agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this agreement. You acknowledge that the consideration given for this waiver and release agreement is in addition to anything of value to which You were already entitled.

11.   Civil Code Section 1542.   The Parties represent that they are not aware of any claim by either of them other than the claims that are to be released by this Agreement. You and Power-One acknowledge that each of Us have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

You and Power-One, being aware of this code section, agree to expressly waive any rights we each may have under it, as well as under any other statute or common law principles of similar effect as they pertain to the released matters as stated in paragraph 7 above.

12.   Confidentiality.   We each agree to use our best efforts to maintain in confidence the existence of this agreement, the contents and terms of this agreement, and the consideration for this agreement (hereinafter collectively referred to as “Settlement Information”). Each Party agrees to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and each agrees that there will be no publicity, directly or indirectly, concerning any Settlement Information. The Parties agree to take every precaution to disclose Settlement Information only to those employees, officers, directors, attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Settlement Information.

13.   Good Behavior.

a.      Each party agrees that they will not engage in any form of criticism, defamation, slander, or any other related “bad-mouthing” of the other, or of any employee, officer, director or agent of either party.

b.     In addition, each party agrees it will not engage in any conduct which seeks to interfere illegally with, harass, annoy, disrupt, or otherwise wrongfully impact adversely in any manner, the business, contracts and relationships of the other. This includes by way of example and not as any limitation or restriction on the generality of the foregoing, contact with customers, employees, consultants, contractors, officers, directors, suppliers, etc., of the other party to this Agreement which is made in contravention of the terms and conditions of this Agreement, or which is made for the purpose of causing disruption to, annoyance of, or interference with current or then existing relationships between the contacted party and the other party to this Agreement.

14.   On-going Communication and Cooperation With Power-One.

a.      In furtherance of the requirements of Paragraph 13 above, and for the purposes of coordinating and controlling any ongoing communications, contacts, or interactions between You and Power-One following Your release from active service with Power-One, Tisha Shokat, Vice President, Human Resources, is to be the sole and exclusive point of contact by You with Power-One. Any and all communications, contacts, questions, requests, or other interactions of any nature by You or on Your behalf whatsoever must be directed to Ms. Shokat as the exclusive point of contact with and “entry” to Power-One for any matter dealing with Power-One, or for any matter which arises from or relates in any way to your employment with Power-One. This arrangement includes, by way of example and not as any limitation or restriction on the generality of the foregoing, requests involving employee benefit questions, matters involving any transaction with Power-One stock (e.g. stock option exercise, sale of Power-One stock You beneficially own from whatever source),  or matters of administration of any aspect of this Agreement. Ms. Shokat will arrange for contact with, response by, or communication with, the applicable personnel of Power-One on a case-by-case basis. Ms. Shokat may be reached at office phone 805-383-5885, or cell phone (to be called by You, as needed, only during normal business hours of 8:00 a.m. - 5:00 p.m. Monday - Friday) 805-469-0221.

b.     You agree to provide Power-One in a timely manner with all necessary cooperation following Your release from active service with Power-One, which cooperation is required to wrap up any and all outstanding matters, debts, arrangements, payables, etc., connected with Your prior full time service with Power-One. Such cooperation as applicable will include, but not be limited to,

(i)            responding and assisting as requested to and with specific inquiries, requests for assistance, on-site service, or other services as reasonably requested by Power-One to provide for an orderly transition of duties, projects, or work in progress;

(ii)        except as otherwise noted in this letter agreement, accounting for and/or arranging, as directed by Power-One, an appropriate return to Power-One or disposition of all Power-One property in Your possession (e.g. computer equipment, telephones, pagers, files, etc.);

(iii)    reconciling and completing all outstanding expense reports, travel arrangements, etc.;

(iv)      closing out and paying off any credit card balances associated with any Power-One provided or sponsored credit card arrangements (e.g., American Express, phone cards, etc.);

(v)          except as otherwise noted in this letter agreement, closing out and paying off any cell phone, pager, special email, or other comparable accounts associated with Your employment with Power-One;

(vi)      assisting with any arrangements related to any remote office space which may have been provided for Your use by Power-One; and

(vii)  advising Power-One of all scheduled meetings, appointments, commitments, etc., You have on Your calendar which may need follow-up or further action by Power-One.

The preceding listing of items of cooperation is not intended to be exhaustive. You acknowledge that Your obligation to provide “wrap-up” cooperation to Power-One, and in providing final accounting reconciliation of all applicable matters, is an on-going obligation under this agreement which continues until all applicable matters are closed. You agree to provide such cooperation in good faith to Power-One to ensure that all matters connected with Your release from service with Power-One are attended to promptly, completely, and in a manner which complies in spirit and intent with the provisions of this paragraph 15. You further acknowledge and agree that Power-One may be entitled to adjust, offset, reduce or otherwise apply any amount otherwise payable to you under this agreement for or toward closing out or making such payments as may be necessary to effect the purposes of this paragraph 15, in the event You do not provide Power-One with the cooperation called for under this paragraph 15.

16.   Non-Solicitation.   You agree that for a period of twelve months following the termination date of Your employment with Power-One, You shall not, in any capacity, induce or solicit, or attempt to induce or solicit, or cause any other person, business or entity to induce or solicit, any person who at the time of such inducement or solicitation is an employee of Power-One, to perform work or services in any capacity for any other person or entity other than Power-One; or otherwise solicit, offer to employ or retain, or aid another in similar actions, any then current employee of Power-One.

17.   Tax Consequences.   Power-One makes no representations or warranties with respect to the tax consequences of the payment of any sums to You under the terms of this agreement. You agree and understand that You are responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by Power-One and any penalties or assessments thereon. You further agrees to indemnify and hold Power-One harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against Power-One for any amounts claimed due on account of Your failure to pay federal or state taxes or damages sustained by Power-One by reason of any such claims, including reasonable attorneys’ fees.

18.   No Admission of Liability.   The Parties understand and acknowledge that this agreement constitutes a compromise and settlement of disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this agreement will be considered (a) an admission of the truth or falsity of any claims previously made or  (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

19.   Authority.   Power-One represents and warrants that the undersigned has the authority to act on behalf of Power-One and to bind Power-One and all who may claim through it to the terms and conditions of this agreement. You represent and warrant that You have the capacity to act on Your own behalf and on behalf of all who might claim through You to bind them to the terms and conditions of this agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

20.   No Representations.   Neither party has relied upon any representations or statements made by the other party to this agreement which are not specifically set forth in this agreement.

21.   Severability.   In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this agreement shall continue in full force and effect without said provision.

22.   Entire Agreement.   This agreement represents the entire agreement and understanding between Power-One and You concerning Your separation from Power-One, and supersedes and replaces any and all prior agreements and understandings concerning Your relationship with Power-One and his compensation by Power-One.

23.   No Oral Modification.   This agreement may only be amended in writing, signed by You and the President of Power-One.

24.   Governing Law/Enforcement.   This agreement shall be governed by the laws of the State of California. In the event either party initiates legal action seeking enforcement of or compliance with the terms and conditions of this letter agreement, the prevailing party in any such legal action will be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable attorney and consultant fees.

26.   Effective Date.   This agreement is effective seven days after it has been signed by both Parties, unless otherwise revoked by You within the seven (7) day period.

27.   Counterparts.   This agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

28.   Voluntary Execution of Agreement.   This agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a)    They have read this agreement;

(b)   They have been represented in the preparation, negotiation, and execution of this agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)    They understand the terms and consequences of this agreement and of the releases it contains;

(d)   They are fully aware of the legal and binding effect of this agreement.

POWER-ONE, INC.

Dated: , 20	By
Clara Shokat-Fadai, V. P. Human Resources
ACCEPTED AND AGREED TO
Dated: , 20
Veronica Tarrant